Exhibit 3.11

		Colorado Secretary of State
		Date and Time: 07/09/2010 09:54 AM
Document must be filed electronically.	$25.00	ID Number: 19981080097
Paper documents will not be accepted.		Document number: 20101384026
Document processing fee		Amount Paid: $25.00
Fees & formsleover sheets
are subject to change.
To access other information or print copies of filed documents, visit www,sos.state,co.u5., and
select Business.

ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment
filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

ID number:		19981080097

1.	Entity name:	DC Brands International, Inc.
(If changing the name of the corporation, indicate name BEFORE the name change)

2.	New Entity name:
(If applicable)

3.	Use of Restricted Words arany of these terms are contained in an entity name, true name of an	☐ "bank" or "trust" or any derivative thereof
	entity; trade name or trademark stated in this document, mark the applicable box):	☐ "credit union" ☐ "savings and loan"
☐ "insurance", "casualty", "mutual", or "surety"

4.	Other amendments, if any, are attached,

5.	If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment,

6.	If the corporation's period of duration as amended is less than perpetual, state the date on which the period of duration expires:
(mm/dd/yyyy)

OR

If the corporation's period of duration as amended is perpetual, mark this box: ☒

7.	(Optional) Delayed effective date:
(mm/dd/yyyy)

Notice:

Causing this document to be delivered to the secretary of slate for tiling shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7. C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it lo be delivered.

8.	Name(s) and address(es) of the individuals) causing the document to be delivered for filing:	Pearce	Richard
		(Last)	(First)	(Middle)	(Suffix)

9500 W. 49th Avenue
(Street name and number or Post Office information)

Wheat Ridge	CO	80033
(City)	(State)	(Postal/Zip Code)

	United States
(Province-if applicable)	(Country-if not US)

(The document need not state the true name and address of more than one individual. However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this box o and include an attachment stating the name and address of such individuals.)

Disclaimer:

This form, and any related instructions, arc not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time. remains the responsibility of thc user of this form. Questions should be addressed to the user's attorney.

Attachment to

Articles of Amendment

DC Brands international, Inc.

The amendment to the Articles of Incorporation of the Company was approved by a majority of the shareholders to increase the number of authorized shares from 325,000,000 to 525,000,000 with 25,000,000 designated as Preferred Stock: